Exhibit 10.1

SECURED NOTE AGREEMENT

This Secured Note Agreement (this “Secured Note Agreement” or “Agreement”) dated as of September 3, 2024 is entered into by and between Ondas Networks Inc., a Texas corporation (“Borrower”), and Charles & Potomac Capital, LLC (“Lender”).

A. Subject to the terms and conditions of the Loan Documents (as defined below), Lender intends to extend a loan (the “Loan”) to the Borrower to fund certain costs and expenses as listed on Exhibit A attached hereto (the “Cash Uses Exhibit”).

B. Borrower and Lender are executing this Secured Note Agreement, together with the other Loan Documents, to evidence Lender’s extension of credit to the Borrower and to set forth the terms upon which such extension of credit is made.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto hereby agree to as follows:

1. Draw Procedures.

(a) On the date hereof (the “Loan Closing Date”), Borrower has executed and delivered to Lender a Secured Note substantially in the form attached hereto as Exhibit D (the “Note”) in the amount of One Million Five Hundred Thousand and 0/100 Dollars ($1,500,000.00) (as such amount may be increased or decreased by the mutual written agreement of the parties hereto, the “Credit Limit”). On and subsequent to the Loan Closing Date, in accordance with, and subject to, the terms and conditions of this Secured Note Agreement, Lender may make advances to Borrower which shall be evidenced by the Note. Lender will fund a $1,000,000.00 advance on the Loan Closing Date (the “First Draw”) and any additional Draws following the First Draw are entirely subject to the Lender’s sole discretion. Any Draw paid to Borrower by Lender pursuant to this Secured Note Agreement shall be evidenced by the Note, the principal amount of which, together with interest, shall be paid to Lender as provided in the Note and this Secured Note Agreement. The principal amounts paid or distributed to or on behalf of Borrower by Lender pursuant to this Agreement shall be referred to as a “Draw.” The aggregate amount of all Draws shall not exceed the Credit Limit.

(b) Prior to the date hereof, the Borrower has submitted a written draw request (a “Draw Request”) to Lender in the form attached hereto as Exhibit B to request the First Draw. The first Draw Request included (i) the total requested draw amount (the “Requested Draw Amount”) for such Draw, (ii) a Flow of Funds Memorandum (the “Flow of Funds Memo”) attached hereto as Exhibit C detailing each recipient of the funds to be drawn, the amount of the payment going to such recipient, and the reason for the payment to such recipient (including reasonable support documentation), (iii) a certification by an officer of the Borrower that (A) the payment to each recipient is a proper use of the Draw pursuant to the Cash Uses Exhibit and this Agreement, (B) the conditions precedent set forth in Section 8 of this Agreement have been satisfied or, in Lender sole discretion, waived, (C) each of the representations and warranties in the Loan Documents is true and accurate in all material respects, and (D) no Default or event which would become a Default with notice or lapse of time has occurred or would occur after giving effect to the requested Draw.

(c) On the Loan Closing Date, Lender shall disburse the First Draw in accordance with the Flow of Funds Memo. The aggregate dollar amount of the First Draw shall not exceed the Credit Limit. Amounts repaid with respect to the Loan may not be reborrowed.

(d) Borrower agrees to pay all reasonable and documented third party costs and expenses, including due diligence costs and expenses and attorneys’ fees incurred by Lender arising out of, in connection with, or related to the preparation, performance, negotiation and closing (including any amendments hereof or thereof, or the negotiation and closing of this Agreement and the other Loan Documents after the Loan Closing Date) (collectively, “Transaction Expenses”). Transaction Expenses due and owing to Lender on the Loan Closing Date may be paid with proceeds from the First Draw.

2. Purpose. The proceeds of any Draw will be made for the purpose of, and only the purpose of, the payment of amounts permitted by the Cash Uses Exhibit for such Draw and set forth in the Draw Request.

3. Basic Terms.

(a) Maturity Date and Repayments. Borrower hereby unconditionally agrees to pay to the order of Lender the entire outstanding principal amount of the Loan together with all accrued interest thereon, and any and all other amounts which may become owing under the Loan Documents (including, without limitation or duplication, Transaction Expenses) (collectively, the “Loan Obligations”) when set forth in this Secured Note Agreement (or any other Loan Document (as defined below)), but not later than February 28, 2025 (the “Maturity Date”) If the date on which any payment becomes due is not a business day, Borrower shall repay the applicable amount on the following business day. The date as of which all of the Loan Obligations have been indefeasibility paid in full is referred to herein as the “Termination Date.” Within two (2) business days following a written request from Borrower, Lender will provide Borrower a written payoff statement setting forth the sum of all outstanding Loan Obligations due as of Borrower’s requested payoff date, as well as draft release and termination documents with respect to the Loan Documents to be held in escrow pending Borrower’s full payment of the Loan Obligations.

(b) Optional Prepayment. Borrower may prepay the Loan Obligations in whole or in part of the unpaid sums borrowed hereunder from time to time without penalty or premium.

(c) Reserved.

(d) Interest.

(i) Interest on the outstanding principal balance of the Loan shall accrue at a rate per annum of the lesser of (i) eight percent (8.0%), and (ii) the maximum rate permitted by law (the “Interest”). The Borrower shall pay all accrued Interest on the Maturity Date, on which date the Borrower may also be obligated to pay principal and Transaction Expenses. For the avoidance of doubt, Interest shall accrue until the Termination Date. Accrued and unpaid Interest shall be added to the principal amount of the Loan on the Maturity Date, which shall thereafter be deemed principal bearing interest at the applicable rate.

(ii) At the election of Lender upon notice to Borrower at any time during which a Default remains unremedied for a period of at least 10 days, all outstanding Loan Obligations shall accrue interest at a rate per annum equal to the Interest rate plus 2.0% per annum (the “Default Rate”), such accrual being retroactive from the original date of the underlying Default.

(e) Calculation of Interest. Interest on the Loan will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) computed on the basis of a 365 days or 366 days, as the case may be. All Interest determinations and calculations by Lender are presumptively correct absent manifest error.

(f) Security. The Loan Obligations shall be secured by, and the following shall be delivered to the Lender, on or prior to the Loan Closing Date (collectively, the “Collateral Documents,” and all assets upon which a lien is created pursuant to the Collateral Documents and securing the Loan Obligations are referred to as the “Collateral”):

(i) a security agreement entered into by the Borrower in favor of the Lender in respect of all assets of the Borrower; and

(ii) all other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.

All Collateral Documents shall be satisfactory to Lender in Lender’s discretion. Borrower will execute and deliver any and all other documents and take all other action reasonably necessary or beneficial to provide Lender a first priority perfected security interest in all Collateral. This Secured Note Agreement, the Note, the Collateral Documents, and all other documents, certificates, financial statements, and other writings executed and delivered or to be executed and delivered by Borrower are the “Loan Documents.” The Collateral will be released and the security interest granted by this Secured Note Agreement will be terminated as of the Termination Date.

(g) Manner of Payment. Principal, Interest, fees, and expenses are payable in lawful money of the United States of America and in immediately available funds.

4. Representations and Warranties of Borrower. Borrower makes the following representations and warranties to, and in favor of, Lender as of the date hereof and covenants that the following will be true and correct for so long as any Loan Obligations are outstanding:

(a) Organization. Borrower is a corporation (i) duly organized, validly existing, and in good standing under the laws of the state of its incorporation; (ii) duly qualified, authorized to do business, and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, and (iii) has and will have all requisite corporate power and authority to carry on its business as now being conducted and as proposed to be conducted, including without limitation with respect to this Secured Note Agreement, and each of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict. Borrower has duly authorized, executed, and delivered the Loan Documents to which it is a party, and none of the execution and delivery thereof nor the performance thereof nor the advancing of the Loan: (i) is in conflict with or results in a breach of Borrower’s organizational documents; (ii) violates, in any material respect, any law, rule, or regulation applicable to or binding on Borrower or its assets or Lender as a result of the nature or activities of Borrower; (iii) results in any breach of or constitutes any default under any material agreement of the Borrower, or results in or requires the creation of any lien upon any of the assets of Borrower; or (iv) requires the consent or approval of any person or entity, which has not already been obtained and not revoked, except where the failure to obtain such consent or approval could not reasonably be expected to result in a Material Adverse Effect.

(c) Enforceability. Each of this Secured Note Agreement and each other Loan Document is in full force and effect and have not been amended, modified, or supplemented except as disclosed in writing to Lender and is a legal, valid, and binding obligation of Borrower, enforceable against such company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). Borrower has received reasonably equivalent value for the Loan Obligations it has incurred and the security interests it has granted hereunder and under the other Loan Documents.

(d) Compliance with Laws.

(i) Borrower has complied in all material respects with all applicable laws.

(ii) No claim, action or assertion has been filed, commenced, or threatened in writing against Borrower alleging any violation of Law.

(iii) To the knowledge of the Borrower, no investigation with respect to any of violation of Law has been commenced against Borrower.

(iv) The Borrower is not aware of any breach of applicable Law, other than breaches that could not reasonably be expected to result in a Material Adverse Effect, or any claim, action, or assertion filed, commenced, or threatened in writing against the Borrower by any of its subcontractors, advisors, or consultants.

(e) No Disputes. Except as listed on Schedule 4(e) hereto, there is no: (x) litigation, claim, demand, dispute, grievance, arbitration, mediation, audit, hearing, suit, investigation, or proceeding (whether civil, criminal, administrative, investigative, or otherwise) commenced, brought, made by, conducted, or to the knowledge of Borrower, threatened in writing or heard by or before, or otherwise involving, any governmental authority, in any such case involving Borrower, or (y) written material claims by any other third party against Borrower.

(f) Financial Statements; Tax Returns. reserved.

(g) Capitalization. Borrower does not own any other ownership interests or securities in any other entity.

(h) Existing Indebtedness; Investments, Guarantees, and Certain Contracts. Except as set forth on Schedule 4(h), Borrower does not (i) have any outstanding indebtedness, except indebtedness under the Loan Documents or any other indebtedness permitted under the Loan Documents, or (ii) own or hold any equity or long-term debt investments in, or have any outstanding draws to, or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any other Person, except for as expressly permitted hereunder.

(i) Property. Borrower owns or has the right to use pursuant to valid and enforceable agreements all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, and trade names, or rights thereto, that are necessary for the operation of its business.

(j) Environmental Matters. Borrower is in compliance in all material respects with all applicable Federal, state, or local environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto.

(k) Non-Subordination. The Loan is not subordinated in any way to any other obligations of Borrower or to the right of any third party.

(l) Properties; Security Interest. Borrower is the lawful owner of, and has good and valid title to, all of the Collateral free and clear of any lien, security interest, claim, or other encumbrance (other than any liens granted Lender pursuant to the Loan Documents or Permitted Liens). Borrower has full right and power to grant to Lender a first priority security interest and lien on the Collateral pursuant to the Loan Documents. Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary agreements establishing control, without any further action, Lender will have a good, valid, and first priority perfected lien and security interest in the Collateral, subject to no transfer or other restrictions or liens of any kind in favor of any other person. No financing statement relating to any of the Collateral is on file in any public office except those on behalf of Lender. Borrower is not a party to any agreement, document, or instrument that conflicts with this Section 4(l).

(m) No Defaults. Each of the Loan Documents is in full force and effect and has not been amended, modified, or supplemented; Borrower is not in default under any of the Loan Documents; and no event or condition has occurred, or exists and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute a default by Borrower under any of the Loan Documents.

(n) Disclosure. No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender and prepared by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower (other than matters of a general economic nature) which has not been disclosed to Lender in writing which could reasonably be expected to be, have, or result in a Material Adverse Effect. The written factual information made available to Lender with respect to Borrower in connection with this Agreement is true and correct in all material respects and did not omit any information known and available to Borrower that is necessary to make the information provided not materially misleading in light of the relevant circumstances.

(o) Reserved.

(p) Survival. Borrower hereby makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of any Draw until full performance, satisfaction, and indefeasible payment in full (unless otherwise agreed in writing), of all the obligations and termination of the Loan Documents.

5. Applications of Payments. Payments received by Lender pursuant to the terms hereof shall be applied (a) first, against any Transaction Expenses and any other costs and expenses (including without limitation, in connection with the enforcement thereof) incurred by Lender in connection with this Secured Note Agreement or the other Loan Documents which are reimbursable in accordance with the Loan Documents which have not been previously reimbursed, (b) second, against any Interest accrued but unpaid on the Loan, (c) third, against principal amounts of the Loan, and (d) finally, against any other outstanding amounts.

6. Covenants.

(a) Negative Covenants. Borrower covenants and agrees that until payment in full of the Loan Obligations and the Termination Date has occurred, it will not undertake or permit the following:

(i) Dispose of any Collateral other than in the ordinary course of business without the prior written consent of Lender (which consent may be withheld in the reasonable discretion of Lender);

(ii) Terminate or amend or waive any of its material rights with respect to the Collateral or any other Loan Document or take any other action or inaction whatsoever which termination, amendment, waiver, action or inaction may reasonably be expected to have the effect of causing any delay in the schedule of dates upon which or the reduction of any of the amounts which are to be paid to Borrower;

(iii) Take any action (or refrain from taking any action) which would cause any representation or warranty in any Loan Document to be untrue;

(iv) Make any distributions, dividends, or other payments to its shareholders (or any collateral in lieu thereof), other than with the consent of the Lender;

(v) Become liable as a surety, guarantor, accommodation endorser, or otherwise, for or upon the obligation of any other Person or incur any Debt or Contingent Obligations; provided, however, that this Section 6(a)(v) shall not be deemed to prohibit or otherwise limit the occurrence of Permitted Debt;

(vi) Create, assume, or suffer to exist any indebtedness for borrowed money (except pursuant to the Loan Documents) or Lien, except Permitted Liens, on the Collateral, or assign any right to receive income;

(vii) Effectuate or otherwise allow a Change of Control by Borrower;

(viii) issue any equity ownership interests or any option, warrant, or right relating thereto to any person;

(ix) Without Lender’s prior written consent:

(A) merge or consolidate with any other entity;

(B) create any subsidiary or enter into any joint venture arrangements;

(C) authorize or effect any change in it’s organizational or governing documents that is materially adverse to Lender; or

(D) voluntarily adopt a plan of complete or partial liquidation or dissolution of Borrower.

(b) Affirmative Covenants. Borrower covenants and agrees that until payment in full of the Loan Obligations and the Termination Date has occurred, it will do the following:

(i) Promptly notify Lender in writing regarding (A) any change in the legal name or place of organization of Borrower, and (B) any amendment to the documents evidencing the Parent Debt or the occurrence of any default or event of default thereunder;

(ii) At its own expense, promptly execute and deliver all such further instruments and documents, and take all such further actions, as Lender may reasonably request from time to time to establish, perfect, extend, and maintain the first priority security interest in the Collateral or to enable Lender to exercise its rights and remedies under any Loan Document with respect to any Collateral, whether now owned or hereafter acquired. Borrower hereby irrevocably authorizes Lender, its agents, representatives, and designees to sign and file such financing statements;

(iii) File, on or prior to the due date thereof, all tax returns and pay promptly when due all material taxes, assessments, and governmental charges imposed upon, and all claims against, the Collateral, and shall obtain and maintain any consents or approvals necessary to grant to Lender all security interests granted herein;

(iv) At all times keep in a manner consistent with Borrower's ordinary course of business accurate and complete records of the Collateral and to the extent relevant, maintain the Collateral in good repair and working order in a manner consistent with Borrower's ordinary course of business.

(v) Promptly notify Lender of any event of which Borrower has knowledge or any information received by Borrower that may materially adversely affect the value of the Collateral or the rights and remedies of Lender under any Loan Document or otherwise be reasonably expected to result in a Material Adverse Effect;

(vi) reserved;

(vii) Upon the reasonable request of Lender, amend this Agreement to include any provision reasonably requested by Lender to implement reasonable protective provisions for the benefit of Lender to allow Lender reasonable means to protect or preserve its lien or security interest upon the occurrence of a default or an event of default;

(viii) reserved; and

(ix) Permit representatives of Lender during normal business hours and upon reasonable advance notice, to visit and inspect any office of Borrower or any other location where any Collateral may be located (to the extent within the control of Borrower) and to examine all of Borrower’s books of account, reports, and other records relevant to any of the Collateral and to discuss Borrower’s business and assets with the outside accountants of or any other advisors to Borrower to the extent and only to the extent relating to the operations of the business and the Collateral.

7. Default and Remedies.

(a) Events of Default. The occurrence of any one or more of the following events shall constitute a “Default” hereunder:

(i) the failure of Borrower to pay any amount of the principal, interest when due or to pay any other amount or other amount owing pursuant to the Loan Documents within 3 business days after the same become due and payable;

(ii) the failure of Borrower to punctually and properly perform, observe, and comply with any other material covenant, agreement, or condition contained in any other Loan Document, and such failure is not cured within the applicable timeframe and continues for a period of thirty (30) days after Lender or an affiliate of Lender delivers written notice of default to Borrower, or an event of default occurs and is continuing under any Loan Document other than this Secured Note Agreement;

(iii) the material breach of any representation or warranty under any of the Loan Documents and, if such failure is capable of being cured, is not cured within the applicable cure periods and continues for a period of thirty (30) days after Borrower receives written notice of default from Lender or an affiliate of Lender;

(iv) Borrower (A) voluntarily seeks, consents to, or acquiesces in the benefit of any bankruptcy law, (B) becomes a party to or is made the subject of any proceeding provided for by any bankruptcy law (other than as a creditor, claimant, purchaser, or party making a bid to purchase assets), and (1) the petition is not controverted within fifteen (15) days and is not dismissed within sixty (60) days, or (2) an order for relief is entered under Title 11 of the United States Code, (C) makes an assignment for the benefit of creditors, or (D) fails (or admits in writing its inability) to pay its debts generally as they become due;

(v) any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a governmental authority to be null and void and such condition could reasonably be expected to result in a Material Adverse Effect;

(vi) any of the liens created by any Loan Document ceases to be a valid, first priority, perfected lien on any of the Collateral;

(vii) an event of default occurs under either of the Convertible Notes, or the Parent Debt is accelerated; or

(viii) a Material Adverse Effect occurs or, without the prior written consent of Lender (which consent may be withheld in the sole discretion of Lender), a Change of Control occurs.

(b) Remedies. If a Default occurs and remains uncured after the timeframes set forth in the definition of “Default” the unpaid balance and any Loan Obligations (including the principal, Interest, and fees outstanding hereunder) shall automatically become immediately due and payable without any action of any kind. In addition, upon a Default, Lender shall be entitled to do the following:

(i) Declare and make all sums of accrued and outstanding principal and accrued but unpaid Interest remaining under this Secured Note Agreement together with all unpaid fees, costs, charges, and other Loan Obligations due hereunder or under any other Loan Document, immediately due and payable, provided, that in the event of a Default occurring and continuing under Section 7(a)(v), all such amounts shall become immediately due and payable without further act of Lender or any other Person;

(ii) Reserved; and

(iii) Exercise any and all rights and remedies available to it under any of the Loan Documents or at law or in equity, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to any of the Loan Documents or otherwise available at law or in equity. If, pursuant to applicable law, prior notice of any such action is required to be given to Borrower, Borrower hereby acknowledges that the minimum time required by such applicable law, or ten (10) business days if no minimum is specified, shall be deemed a reasonable notice period.

The remedies hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by applicable law or by any other Loan Document. The taking of any of the foregoing actions does not cure or waive any Default or affect any notice or Default hereunder. Without limiting any other provision of this Agreement, Borrower agrees that if Borrower fails to perform any act or to take any action which it is required to perform or take under any Loan Document, or pay any money which it is required to pay hereunder or thereunder, Lender may, but is not be obligated to, perform or cause to be performed such act or take such action or pay such money, and any expenses so incurred, and any money so paid, together with interest on such total amount at the Default Rate, shall be deemed Loan Obligations hereunder, payable on demand and evidenced and secured by the Loan Documents, and Lender, upon making such payment, shall be subrogated to all of the rights of the person receiving such payment.

8. Conditions Precedent. The funding of the First Draw and the occurrence of the Loan Closing Date hereunder is subject to the satisfaction or waiver, in each case, of Lender in its reasonable discretion, of each of the following conditions (for purposes of clarity, in the case of deliverables, both the preparer of the deliverables and the form and substance of the deliverables must be acceptable to Lender):

(a) execution and delivery by Borrower of the Loan Documents;

(b) execution and delivery by Borrower of the Warrant;

(c) UCC lien, litigation, and other customary searches and statements demonstrating no Liens or other encumbrances (other than Permitted Liens) on any of the Collateral;

(d) An officer’s certificate of Borrower certifying as to and including:

(i) true, correct, and complete copies of articles or certificates of formation, operating agreements, and resolutions or written consent of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and any instruments or agreements required hereunder or thereunder to which such person is a party;

(ii) good standing certificates with respect to Borrower dated no longer than thirty (30) days prior to the date hereof evidencing the good standing in its state or formation and the state where its primary assets are located (if different);

(iii) the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Loan Documents and any instruments or agreements required hereunder or thereunder to which such person is a party; and

(iv) no Default, or event which with notice or lapse of time would become a Default, has occurred and is continuing;

(e) Receipt by Lender of a consent of the lender under the Parent Debt; and

(f) Receipt by the Lender of a Draw Request including a flow of funds memorandum in accordance with Section 1(b).

9. Indemnification. Borrower will indemnify and hold Lender harmless from any loss, liability, damages, judgments, and costs of any kind ("Claims") relating to or arising directly or indirectly out of (i) this Secured Note Agreement or any document required hereunder, (ii) any credit extended or committed by Lender to Borrower hereunder, and (iii) any litigation or proceeding related to or arising out of this Secured Note Agreement, any such document, or any such credit, including, without limitation, any act resulting from Lender complying with instructions Lender reasonably believes are made by Borrower; excluding in each case Claims arising out of the gross negligence, bad faith or willful misconduct of the Lender. This paragraph will survive this Secured Note Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

10. Reinstatement. This Secured Note Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment made hereunder, or any part thereof, to Lender is rescinded or must otherwise be restored by Lender whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment made hereunder, or any part thereof, is rescinded, reduced, or restored or returned, this Secured Note Agreement shall be reinstated and deemed reduced only by such amount paid and not so rescinded, restored or returned.

11. Miscellaneous.

(a) Governing Law. THIS SECURED NOTE AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS. each party hereby consents to the exclusive jurisdiction of any state or federal court situated in DALLAS county, texas, and waives any objection based on lack of personal jurisdiction, improper venue or forum non conveniens, with regard to any actions, claims, disputes or proceedings relating to this sECURED NOTE AGREEMENT, or any document delivered hereunder or in connection herewith, or any transaction arising from or connected to any of the foregoing.

(b) Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURED NOTE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

(c) Enforcement Costs. In the event any legal costs or expenses are incurred by Lender to enforce this Secured Note Agreement (including, without limitation, actions short of formal legal proceedings), Borrower shall pay all of Lender’s costs and expenses (including reasonable costs of investigation and reasonable attorney fees and expenses).

(d) Assignment. This Secured Note Agreement and the other Loan Documents shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder or under any other Loan Document without the written consent of Lender, and Lender may not assign or transfer its rights or obligations hereunder or under any other Loan Document without the written consent of Borrower, which shall not be unreasonably withheld or delayed; further provided that Borrower shall have no consent right upon the occurrence and continuance of a Default. Following any such assignment, such assignee shall then become vested with all the rights granted to Lender in this Secured Note Agreement that were specifically assigned in such assignment. Lender shall provide Borrower with prior written notice of any such assignment, sale or transfer.

(e) Amendment, Entire Agreement. This Secured Note Agreement, the other Loan Documents, and the other transaction documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof. Any oral representations or modifications concerning this Secured Note Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. This Agreement may be amended or modified only by a written instrument executed by the parties.

(f) Reserved.

(g) Counterparts. This Secured Note Agreement may be executed in multiple counterparts and each counterpart shall represent a fully executed original as if signed by each of the parties hereto, with all such counterparts together constituting but one and the same instrument. This Secured Note Agreement, and any amendments hereto or, to the extent signed and delivered by means of an electronic transmission in portable document format (.pdf) or similar format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party shall raise the use of electronic transmission in pdf or similar format to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a contract and each party forever waives any such defense.

(h) Waiver. Borrower hereby waives diligence, presentment, protest, and demand, notice of protest, dishonor and nonpayment of this Secured Note Agreement and expressly agrees that, without in any way affecting the liability of Borrower hereunder, the Lender may extend the time for payment of any installment due hereunder, accept security, release any party liable hereunder and release any security hereafter securing this Secured Note Agreement. Borrower further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Secured Note Agreement or other agreement now or hereafter securing this Secured Note Agreement. No failure on the part of any Lender hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(i) Headings. Headings at the beginning of each numbered section of this Secured Note Agreement are intended solely for convenience and are not to be deemed or construed to be a part of this Secured Note Agreement.

(j) Notices. Any communications between the parties hereto or notices provided pursuant hereto or hereunder shall be given to the following addresses:

If to Lender:

Charles & Potomac Capital, LLC

Attn: Joseph Popolo

Commonwealth Hall at Old Parkland

3899 Maple Avenue, Suite 100

Dallas, TX 75219

Email: [           ]

With a courtesy copy via email to:

[           ]

If to Borrower:

Ondas Networks Inc.

53 Brigham Street

Unit 4

Marlborough, MA 01752

email: [           ]

With copies to (which shall not constitute notice):

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, FL 33131

Attention: Christina Russo and William Arnhols

Emails: [           ]

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, DHL and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested. Notice so given shall be effective upon actual receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the United States or Canada by the giving of thirty (30) days’ written notice to the other parties in the manner set forth herein above.

(k) No Personal Liability. No director or direct or indirect officer, director, manager, employee, member, owner, affiliate, agent, or representative of Lender or Borrower shall have any liability to Borrower or Lender, as applicable, or its affiliates for any liabilities of any kind or nature arising under, related to or in connection with this Agreement or any of the other Loan Documents.

(I) Severability(m) . The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Secured Note Agreement shall not affect the validity of the remaining portions of this Secured Note Agreement so long as the material purposes can be determined and effectuated.

(m) No Waiver(n) . Any failure of a party to enforce any of the provisions of this Secured Note Agreement or to require compliance with any of its terms at any time during the pendency of this Secured Note Agreement shall in no way affect the validity of this Secured Note Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any and each such provision.

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The parties hereto have executed this Secured Note Agreement as of the date first above written.

BORROWER:

ONDAS NETWORKS INC.
a Texas corporation

By:	/s/ Eric Brock
Name:	Eric Brock
Title:	Chief Executive Officer

LENDER:

CHARLES & POTOMAC CAPITAL, LLC

By:	/s/ Joseph Popolo
Name:	Joseph Popolo
Title:	Chief Executive Officer

Signature Page to Secured Note Agreement

Schedule 1

Definitions; Interpretation

Definitions. For purposes of the Loan Documents and all Schedules and Exhibits thereto, in addition to the definitions elsewhere in this Agreement or the other Loan Documents, when used in this Agreement or the other Loan Documents, the terms listed in this Schedule 1 shall have the meanings given below. All capitalized terms used herein which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

“Change of Control” shall mean (i) a transaction or series of related transactions with one or more non-affiliates, pursuant to which such non-affiliate(s) acquires capital stock of the Borrower or the surviving entity, in either case, possessing the voting power to elect a majority of the board of directors or a majority of the outstanding capital stock of the Borrower or the surviving entity (whether by merger, consolidation, sale or transfer of the Borrower’s outstanding capital stock or otherwise); or (ii) the sale, lease or other disposition (including exclusive license) of all or substantially all of the Borrower’s assets or any other transaction resulting in all or substantially all of the Borrower’s assets being converted into securities of any other entity or cash; provided, however, that the sale by the Borrower of capital stock for the purpose of financing its business shall not be deemed to be a Change of Control.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement (including purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of collateral to support the obligations of another Person, keep-well agreements and take-or-pay or through-put arrangements) of such Person guaranteeing or intended to guarantee any indebtedness, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Convertible Notes” means, collectively, (i) that certain Convertible Promissory Note dated as of July 8, 2024 made by Borrower (as the “Maker” thereunder) in favor of Lender (as the “Holder” thereunder) in the original principal amount of $700,000.00, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, and (ii) that certain Convertible Promissory Note dated as of July 23, 2024 made by Borrower (as the “Maker” thereunder) in favor of Lender (as the “Holder” thereunder) in the original principal amount of $800,000.00, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Debt” of any Person means, without duplication, (a) all obligations (including Contingent Obligations) of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other accrued expenses arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or drawn under a letter of credit or other instrument, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (h) all Debt (as described in the preceding clauses) of others secured by (or for which the Lender of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (i) all Debt (as described in the preceding clauses) of others guaranteed directly or indirectly by such Person or as to which such Person has an obligation which is substantially the economic equivalent of a guaranty, and (j) all net obligations of such Person in respect of any swap contract.

“Law” means any applicable federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any governmental entity, and includes all applicable governmental approvals.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, option, right of first refusal or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means the result of one or more facts, circumstances or events that has or would reasonably be expected to have a material adverse effect, taken as a whole, on (i) the financial condition and results of operations of Borrower, (ii) the ability of Borrower to perform its obligations under this Secured Loan Agreement or any other Loan Document, including any circumstance which would reasonably be expected to result in the termination of any such Loan Document other than in accordance with its terms; or (iii) the condition of any material assets of Borrower; provided, however, that “Material Adverse Effect” shall not include any fact, circumstance, or event, directly or indirectly, arising out of or attributable to: (A) general economic or political conditions; (B) conditions generally affecting the industries in which Borrower operates; (C) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates and commodities prices (such as, without limitation, solar power prices); (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (E) any action required or permitted by any Loan Document; or (F) the announcement, pendency, or completion of the transactions contemplated by this Secured Note Agreement.

“Parent Debt” means all obligations of Ondas Holdings Inc., a Nevada corporation (“Parent”), under and pursuant to that certain Securities Purchase Agreement dated as of October 26, 2022 by and among Parent and each of the “Buyers” from time to time party thereto, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Permitted Debt” means (a) Debt incurred under the Loan Documents and (b) unsecured trade or other similar Debt incurred in the ordinary course of business (but not for borrowed money).

“Permitted Liens” means (a) the rights and interests of the Lender as provided in the Loan Documents, (b) statutory Liens for any current tax, assessment, or other governmental charge not yet due and payable, (c) mechanics Liens which are not overdue by more than thirty (30) days, (d) Liens for taxes, governmental assessments, or charges, or mechanics Liens, in each case being contested with notice to Lender and adequate cash reserves being established, (e) landlord Liens; and (f) Liens provided for under the terms of the Loan Documents.

“Person” means any individual, corporation, partnership, joint venture, association, trust, government or political subdivision or an agency or instrumentality thereof, or other entity or organization.

“Warrant” means that certain Warrant issued by Borrower in favor of Lender as the “Holder” thereunder, dated as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

Interpretation. The following interpretations and rules of construction apply to this Agreement and the other Loan Documents: (a) titles and headings are for convenience only and will not be deemed part of the Loan Documents for purposes of interpretation; (b) unless otherwise indicated, references in the Loan Documents to Articles, Exhibits, Sections or Schedules refer, respectively, to Articles, Exhibits, Sections and Schedules of such Loan Document; (c) the word “including” means “including, but not limited to”, and the words “include” or “includes” means “include, without limitation” or “includes, without limitation”; (d) the words “hereunder”, “herein”, “hereto” and “hereof” refer to the Loan Document in which they appear as a whole and not to a particular Section or clause of such Loan Document; (e) the singular includes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa; (f) unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with GAAP; (g) unless otherwise indicated, references to money refer to legal currency of the United States of America; (h) unless otherwise indicated, each reference to a particular law is a reference to such law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor law thereto; (i) unless otherwise indicated, references to agreements include all exhibits, schedules and other attachments thereto and are deemed to include all subsequent amendments, restatements, supplements, and other modifications thereto, in accordance with (if applicable) the terms of this Agreement; (j) unless otherwise indicated, references to a person include such person’s successors and permitted assigns; (k) unless otherwise specified herein, any date specified for action that is not a business day means the first business day after such date; (l) for determining any period of time, “from” means “including and after”, “to” means “to but excluding” and “through” means “through and including” and (m) unless otherwise indicated, all times of day refer to Dallas, Texas time.

Exhibit A

Cash Uses Exhibit

-	Working Capital.

-	Other general corporate purposes; provided; however, that no portion of the proceeds will be distributed to Parent or any affiliates thereof.

-	Transaction Expenses.

EXHIBIT B

FORM OF REQUEST FOR DRAW

Date: September 3, 2024

To:	CHARLES & POTOMAC CAPITAL, LLC (“Lender”)

Ladies and Gentlemen:

Reference is made to that certain Secured Note Agreement dated as of September 3, 2024 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Note Agreement”) between ONDAS NETWORKS INC., a Texas corporation (“Borrower”), and Lender. Capitalized terms used but not defined herein shall have the meaning set forth in the Note Agreement.

Borrower hereby issues this Request for a Draw in the principal amount of $1,000,000.00. All amounts Draw hereunder shall be disbursed by Lender directly to the Draw Account.

In connection with the Draw herein requested, and in accordance with Section 1 of the Note Agreement:

1. Attached hereto as Exhibit A is the Flow of Funds Memorandum showing the uses of the Draw requested hereby; Borrower will make no uses of the Draw except as specified in the Flow of Funds Memorandum.

2. The undersigned, the Chief Executive Officer of Borrower, hereby certifies to Lender as of the date hereof, that (i) the payments requested to be made to each recipient on Exhibit A is a proper use of Draw pursuant to the Cash Uses Exhibit, (ii) all conditions precedent set forth in the Note Agreement to the making of the Draw herein requested have been satisfied and not revoked, (iii) each of the representations and warranties made by Borrower in or pursuant to the Loan Documents to which each such Person is a party is, as of the date hereof, and after giving effect to the making of the Draw, accurate in all material respects, (iv) no Default (or event which with notice and/or lapse of time would become a Default) has occurred or is continuing or would exist after giving effect to the requested Draw.

BORROWER:

ONDAS NETWORKS INC., a Texas corporation

By:
Name:	Eric Brock
Title:	Chief Executive Officer

Exhibit C

Flow of Funds Memo

See Attached, which will list the name of each recipient of funds, the amount of the funds to be disbursed to each recipient, the reason for the payment (including supporting documentation) and payment instructions.

EXHIBIT D

SECURED NOTE

$1,500,000.00	September 3, 2024

FOR VALUE RECEIVED, ONDAS NETWORKS INC., a Texas corporation (“Borrower”) promises to pay to the order of CHARLES & POTOMAC CAPITAL, LLC (or its assignee) (“Lender”) the principal amount of ONE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($1,500,000.00) or so much thereof as may be outstanding pursuant to that certain Secured Note Agreement dated as of even date herewith (as amended, supplemented or modified from time to time, the “Note Agreement”) by and between Borrower and Lender, together with Interest on the aggregate principal amount of the Draw outstanding from time-to-time (as defined in the Note Agreement) on or before the Termination Date (as defined in the Note Agreement). Capitalized words and phrases used but not specifically defined herein shall have the respective meanings assigned thereto in the Note Agreement.

This Secured Note (the “Note”) evidences the Draw pursuant to the Note Agreement and the other Loan Documents, to which reference is hereby made for the rate of interest payable on the outstanding Draw, payments of principal pursuant to the Note and a statement of the terms and conditions under which the amounts drawn pursuant to the Note (and the interest and other amounts due and owning in connection therewith) may be accelerated. The Lender is entitled to all of the benefits and security provided for in the Note Agreement. The Draw pursuant to this Note and other amounts owing in connection therewith shall be paid by the Borrower on the Termination Date or such earlier dates as may be required under the Note Agreement.

The Draw pursuant to the Note made by the Borrower and all payments on account of the principal thereof and interest thereon shall be recorded on the books and records of the Lender and the principal balance as shown on such books and records, or any copy thereof certified by an officer of the Lender, absent manifest error, shall be conclusive of the amount of principal and interest owed hereunder.

Except for such notices as may be required under the terms of the Note Agreement, the Borrower waives presentment, demand, notice, protest, and all other demands, or notices, in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence.

This Note shall be governed and construed in accordance with the laws of the State of Texas and shall be binding upon the Borrower and their legal representatives, successors, and assigns. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note. The provisions of this Note shall be binding upon and shall inure to the benefit of such successors and permitted assigns. The Borrower’s successors and permitted assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for Borrower.

IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the date first above written.

BORROWER:

ONDAS NETWORKS INC.,
a Texas corporation

By:
Name:	Eric Brock
Title:	Chief Executive Officer